      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 19, 1999

                                                      REGISTRATION NO. 333-69443
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             SOLECTRON CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                        94-2447045
        (STATE OR OTHER JURISDICTION OF                         (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NO.)

                              777 GIBRALTAR DRIVE
                           MILPITAS, CALIFORNIA 95035
                                 (408) 957-8500

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                                 SUSAN S. WANG
          SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
                             SOLECTRON CORPORATION
                              777 GIBRALTAR DRIVE
                           MILPITAS, CALIFORNIA 95035
                                 (408) 957-8500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                            STEVEN E. BOCHNER, ESQ.
                               JOHN A. FORE, ESQ.
           WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                          PALO ALTO, CALIFORNIA 94304
                                 (650) 493-9300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED MAY 19, 1999


PROSPECTUS

                                 $1,000,000,000

                             SOLECTRON CORPORATION

                      BY THIS PROSPECTUS, WE MAY OFFER --

                                  COMMON STOCK
                                PREFERRED STOCK
                                DEBT SECURITIES


            SEE "RISK FACTORS" ON PAGE 6 FOR INFORMATION YOU SHOULD

                     CONSIDER BEFORE BUYING THE SECURITIES.

                           -------------------------

     We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                           -------------------------

     This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 This prospectus is dated                , 1999

                                    SUMMARY


     This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, sell any combination of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."


SOLECTRON CORPORATION


     Solectron provides electronics manufacturing services to original equipment manufacturers who design and sell networking equipment, workstations, personal and notebook computers, computer peripherals or telecommunications equipment, including Hewlett-Packard Company, Cisco Systems, Inc. and Sun Microsystems, Inc. These companies contract with Solectron to build their products for them.



     Our range of services includes:



     - product design,



     - materials purchasing and management,



     - prototyping,



     - printed circuit board assembly (the process of placing components on an electrical printed circuit board that controls the processing functions of a personal computer),



     - systems assembly (building a complete personal computer, for example, and testing it to ensure functionality),



     - distribution,



     - product repair, and



     - warranty services.



     Our performance of these services allows our customers to remain competitive by focusing on their core competencies of sales, marketing and research and development. Solectron has manufacturing sites in North and South America, Europe and Asia, giving our customers access to manufacturing services in the regions where they sell product.


     We were originally incorporated in California in August 1977. In February 1997, we were reincorporated in Delaware. Our principal executive offices are located at 777 Gibraltar Drive, Milpitas, California 95035. Our telephone number is (408) 957-8500.

THE SECURITIES WE MAY OFFER

     We may offer up to $1,000,000,000 of any of the following securities either separately or in units: debt securities, preferred stock and common stock. The prospectus supplement will describe the specific amounts, prices and terms of these securities.

DEBT SECURITIES


     We may offer unsecured general obligations in the form of either senior or subordinated debt. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the "debt securities". We are a holding company. Accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, the debt securities will be effectively subordinated to creditors of our subsidiaries.



     The senior and subordinated debt will be issued under separate indentures between Solectron and State Street Bank and Trust Company of California, N.A., as trustee. We have summarized the general features of the debt from the indentures. We encourage you to read the indentures which are exhibits to our Registration Statement No. (333-69443) and our recent annual report on Form 10-K and quarterly reports on Form 10-Q. Instructions on how you can get copies of these documents are provided below under the heading "Where You Can Find More Information."


GENERAL INDENTURE PROVISIONS THAT APPLY TO SENIOR AND SUBORDINATED DEBT

     - Neither indenture limits the amount of debt that we may issue or provides holders any protection should there be a highly leveraged transaction involving our company.

     - The indentures allow us to merge or to consolidate with another U.S. company or convey, transfer or lease our properties and assets substantially as an entirety to another U.S. company, so long as certain conditions are met. If these events occur, the other company will be required to assume our responsibilities on the debt, and we will be released from all liabilities and obligations (except in the case of a lease).

     - The indentures provide that holders of a majority of the total principal amount of the debt outstanding in any series may vote to change our obligations or your rights concerning the debt. But to change the payment of principal, interest, or adversely effect the right to convert or certain other matters, every holder in that series must consent.

     - We may discharge the indentures and defease restrictive covenants by depositing sufficient funds with the trustee to pay the obligations when due, as long as certain conditions are met. All amounts due to you on the debt would be paid by the trustee from the deposited funds.

     EVENTS OF DEFAULT

     The following are the events of default under the indentures:

     - Principal not paid when due,

     - Sinking fund payment not made when due,


     - Failure to pay interest for 30 days,



     - Covenants not performed for 60 days after notice,

     - Bankruptcy, insolvency or reorganization, and

     - Any other event of default in the indenture.

     REMEDY

     Upon an event of default, other than a bankruptcy, insolvency or reorganization, the trustee or holders of 25% of the principal amount outstanding in a series may declare principal immediately payable. However, the holders of a majority in principal amount may, under certain circumstances, rescind this action.


GENERAL INDENTURE PROVISIONS THAT APPLY ONLY TO SENIOR DEBT SECURITIES



     The indenture relating to the senior debt securities contains covenants restricting our ability to incur secured debt and enter into sale and leaseback transactions. The senior debt securities will have the same rank as all of our other unsecured unsubordinated debt.



     Senior indebtedness generally includes all indebtedness for money borrowed by us, except indebtedness that is stated to be not senior to, or have the same rank as, or is expressly junior to the subordinated debt securities.



GENERAL INDENTURE PROVISIONS THAT APPLY ONLY TO SUBORDINATED DEBT SECURITIES



     The subordinated debt securities will be subordinated to all senior indebtedness.


PREFERRED STOCK

     We may issue preferred stock in one or more series and will determine the dividend, voting, and conversion rights, and other provisions at the time of sale.

COMMON STOCK

     Common stock holders are entitled to receive dividends declared by the Board of Directors, subject to rights of preferred stock holders. Currently, we do not pay a dividend. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

                      WHERE YOU CAN FIND MORE INFORMATION


     We file reports, proxy statements and other information with the Commission, in accordance with the Securities Exchange Act of 1934. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities of the Commission in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission's World Wide Web site at http://www.sec.gov.



     The Commission allows us to "incorporate by reference" the information we filed with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete.

     - Annual Report on Form 10-K for the fiscal year ended August 31, 1998.


     - Quarterly Reports on Form 10-Q for the fiscal quarters ended November 30, 1998 and February 28, 1999.


     - Current Reports on Form 8-K filed on January 26, 1999 and February 18, 1999.


     - The description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission of July 18, 1988, and any amendment or report filed for the purpose of updating such description.


     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
               Susan S. Wang
               Chief Financial Officer
               Solectron Corporation
               777 Gilbraltar Drive
               Milpitas, California 95035
               (408) 957-8500

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                  RISK FACTORS

     You should consider carefully the specific risks set forth under the caption "Risk Factors" in the prospectus supplement before making an investment decision.


A MAJORITY OF OUR SALES COMES FROM A SMALL NUMBER OF CUSTOMERS; IF WE LOSE ANY OF THESE CUSTOMERS, OUR SALES COULD DECLINE SIGNIFICANTLY.



     The majority of our annual sales come from a small number of our customers. Our 10 largest customers accounted for 68.7% of net sales in fiscal 1998, 65.5% of net sales in fiscal 1997 and 64.0% of net sales in fiscal 1996. Since we are dependent upon continued revenue from our 10 largest customers, any material delay, cancellation or reduction of orders from these or other major customers could cause our sales to decline significantly. Some of these customers individually account for more than 10% of our annual net sales. Hewlett-Packard Company has historically been one of our largest customers and sales to that corporation were 13.9% of net sales in fiscal 1998, 13.5% of net sales in fiscal 1997 and 10.7% of net sales in fiscal 1996. Sales to Cisco Systems, Inc. and Sun Microsystems, Inc. were 10.7% and 10.5% of total net sales in fiscal 1998. Sales to Nortel Networks Inc., formerly Bay Networks, Inc., were 10.4% of total net sales in fiscal 1997. There is no guarantee that we will be able to retain any of our 10 largest customers or any other accounts. In addition, our customers may materially reduce the levels of services ordered from us at any time. This could cause a significant decline in our net sales and we may not be able to reduce the accompanying expenses at the same time.



OUR LONG-TERM CONTRACTS DO NOT INCLUDE MINIMUM PURCHASE REQUIREMENTS.



     Although we have long-term contracts with a few of our top ten customers, including Ericsson, NCR, and IBM, under which these customers are obligated to obtain services from us, they are not obligated to purchase any minimum amount of services from us. As a result, while we may have some long-term contracts, there is no guarantee that we will receive any revenue from these contracts. In addition, these customers with whom we have long-term contracts may materially reduce the levels of services ordered from us at any time. This could cause a significant decline in our net sales and we may not be able to reduce the accompanying expenses at the same time.



POSSIBLE FLUCTUATION OF OPERATING RESULTS FROM QUARTER TO QUARTER COULD AFFECT THE MARKET PRICE OF OUR COMMON STOCK.



     Our quarterly earnings may fluctuate in the future due to a number of factors including the following:



     - Differences in the profitability of the types of manufacturing services we provide (for example, systems assembly services have lower gross margins than printed circuit board assembly services),



     - Our ability to maximize the hours of use of our equipment and facilities is dependent on the duration of the production run time for each job and customer,



     - The amount of automation that we can use in the manufacturing process for cost reduction, which varies depending upon the complexity of the product being made,



     - Our ability to optimize the ordering of inventory in terms of timing and amount to avoid holding excess inventory in excess of immediate production (for example, electronic components could become obsolete by technological advances), and



     - Fluctuations in demand for our services or the products being manufactured.

     Therefore, our operating results in the future could be below the expectations of securities analysts and investors. If this occurs, the market price of our common stock could be materially and adversely affected.



WE ARE DEPENDENT UPON THE ELECTRONICS INDUSTRY WHICH CONTINUALLY PRODUCES TECHNOLOGICALLY ADVANCED PRODUCTS WITH SHORT LIFE CYCLES; OUR INABILITY TO CONTINUALLY MANUFACTURE SUCH PRODUCTS ON A COST-EFFECTIVE BASIS WOULD HARM OUR BUSINESS.



     A majority of our sales are to corporations in the electronics industry, which is subject to rapid technological change and product obsolescence. If our customers are unable to create products that keep pace with the changing technological environment, their products could become obsolete and the demand for our services could significantly decline. If we are unable to offer technologically advanced, quick response manufacturing services to our customers that are cost effective, our customers' demand for our services will also decline. In addition, a substantial portion of our revenue is derived from our ability to offer complete service solutions for our customers. For example, if we fail to maintain high quality design and engineering services, our sales would significantly decline.



WE BEAR THE RISK OF PRICE INCREASES ASSOCIATED WITH POTENTIAL SHORTAGES IN THE AVAILABILITY OF ELECTRONICS COMPONENTS.



     At various times, there have been shortages of components in the electronics industry. One of the services that we perform for many of our customers is purchasing electronics components used in the manufacturing of their products. As a result of this service, we bear the risk of price increases for these components because we are unable to purchase them at the same time when we agree with our customers on the pricing for the electronic components that we will use for manufacturing their products.



OUR SALES WILL DECLINE IF OUR COMPETITORS PROVIDE COMPARABLE MANUFACTURING SERVICES AT A LOWER COST.



     We compete with different contract manufacturers depending on the type of service we provide or the geographic locale of our operations. These competitors may have greater manufacturing, financial, research and development and/or marketing resources than we have. In addition, we may not be able to offer prices as low as some of our competitors because they may have lower cost structures as a result of where they are located geographically or the services they provide. Our inability to provide comparable or better manufacturing services at a lower cost than our competitors could cause our sales to decline.



IF WE ARE UNABLE TO MANAGE OUR RAPID GROWTH AND ASSIMILATE NEW OPERATIONS IN A COST-EFFECTIVE MANNER, OUR PROFITABILITY COULD DECLINE.



     We have experienced rapid growth over our last five fiscal years, with net sales increasing from $1.5 billion in fiscal 1994 to $5.3 billion in fiscal 1998. Our historical growth may not continue. In recent years, we have established operations in different places throughout the world. For example, in fiscal 1998, we opened offices in Taiwan and Israel, commenced manufacturing operations in Mexico and Romania and, in fiscal 1999, announced a joint venture with Ingram Micro, Inc. In that same fiscal year, we acquired foreign facilities in Brazil, Sweden and Ireland. Furthermore, through acquisitions in fiscal 1998 and 1999, we acquired facilities in Georgia and South Carolina and enhanced our capabilities in North Carolina and Texas. As we manage and continue to expand our new operations, we may incur substantial infrastructure and working capital costs. If we do not achieve sufficient growth to offset increased expenses associated with our rapid expansion, our profitability will decline.



WE NEED TO MANAGE INTEGRATION OF OUR ACQUISITIONS TO MAINTAIN PROFITABILITY.



     In fiscal 1998 and 1999, we completed acquisitions of certain manufacturing assets and facilities from Ericsson, NCR, IBM and Mitsubishi. We also continue to evaluate acquisition opportunities and may pursue additional acquisitions over time. These acquisitions involve risks, including:



     - integration and management of the operations,



     - retention of key personnel,



     - integration of purchasing operations and information systems,



     - management of an increasingly larger and more geographically disparate business, and



     - diversion of management's attention from other ongoing business concerns.



     Our profitability will suffer if we are unable to successfully integrate and manage our recent acquisitions, as well as any future acquisitions that we might pursue, or if we do not achieve sufficient revenue to offset the increased expenses associated with these acquisitions.



OUR INTERNATIONAL SALES ARE A SIGNIFICANT AND GROWING PORTION OF OUR REVENUES; WE ARE INCREASINGLY EXPOSED TO UNIQUE RISKS ASSOCIATED WITH OPERATING INTERNATIONALLY.



     In fiscal 1998 approximately 34% of our sales came from outside of the United States. As a result of our foreign sales and facilities, our operations are subject to a variety of risks that are unique to our international operations including the following:



     - Adverse movement of foreign currencies against our U.S. dollar reporting currency,



     - Import and export duties, and value add taxes that we may have to absorb,



     - Import and export regulation changes that could erode our profit margins or restrict exports,



     - Potential restrictions on the transfer of funds,



     - Inflexible employee contracts in the event of business downturns, and



     - The burden and cost of compliance with foreign laws.



     In addition, we have operations in several locations that have inflationary economies or potentially volatile currencies, including Mexico, Brazil, China and Romania. In the future, these factors may have a material adverse impact on the results of our operations. The Southeast Asian, Latin American and Eastern European markets are experiencing currency, economic and political instability. To date, our operations have not experienced significant adverse effects from this instability.



WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS AND WE COULD BECOME INVOLVED IN INTELLECTUAL PROPERTY DISPUTES.



     Our ability to effectively compete may be affected by our ability to protect our proprietary information. We hold a limited number of patents and other license rights. These patent and license rights may not provide meaningful protection for our manufacturing process and equipment innovations. In addition, in the future third parties may assert infringement claims against us or our customers. In the event of an infringement claim, we may be required to spend a significant amount of money to develop a non-infringing manufacturing process or to obtain licenses. We may not be successful in developing such a process or obtaining a license on reasonable terms, if at all. In addition, any such litigation could be lengthy and costly and could have a material adverse effect on our financial condition.



FAILURE TO COMPLY WITH ENVIRONMENTAL REGULATIONS COULD HARM OUR BUSINESS.



     As a company in the contract manufacturing services industry, we are subject to a variety of environmental regulations relating to the use, storage and discharge and disposal of hazardous chemicals used during our manufacturing process. Although we have never sustained any significant loss as a result of noncompliance with such regulations, any failure by us to comply with environmental laws and regulations could result in liabilities or the suspension of production. In addition, these laws and regulations could restrict our ability to expand our facilities or require us to acquire costly equipment or incur other significant costs to comply with regulations.



OUR STOCK PRICE MAY BE VOLATILE DUE TO FACTORS OUTSIDE OF OUR CONTROL.



     Our stock price could fluctuate due to the following factors:



     - Announcements of operating results and business conditions by our customers,



     - Announcements by our competitors relating to new customers or technological innovations or new services,



     - Economic developments in the electronics industry as a whole,



     - Political and economic development of countries in which we have operations, and



     - General market conditions.



YEAR 2000 COMPLIANCE ISSUES COULD HARM OUR BUSINESS.



     The Year 2000 issue is the result of computer programs written using two digits rather than four to define the applicable year. Computer programs that have this date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, order materials or otherwise engage in normal business activities.



     A key to our ability to successfully manage our operations is the responsiveness of the supply chain for electronics components. This supply chain is often controlled by computer systems, which could fail. While we control some of these systems, our vendors, our customers and service providers that are outside of our control operate some of these computer systems as well. If the computer systems within their control fail, this could delay our receipt of previously-ordered electronics components thereby causing us to delay, cancel or modify orders from our customers, which could harm our business.



     We have not yet developed a final contingency plan to handle the Year 2000 problem and, when developed, such a contingency plan may still not be successful in preventing a disruption of our operations. Although we have extensively tested our equipment and interfaces with other companies, we cannot be sure that this testing will fully replicate the actual situation when the Year 2000 arrives.

                                USE OF PROCEEDS

     Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes, including capital expenditures and to meet working capital needs. We expect from time to time to evaluate the acquisition of businesses, products and technologies for which a portion of the net proceeds may be used. Pending such uses, we will invest the net proceeds in interest-bearing securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of the periods indicated is as follows:


                                                                                    SIX MONTHS
                                                                                       ENDED
                                               FISCAL YEAR ENDED AUGUST 31,        FEBRUARY 28,
                                           -------------------------------------   -------------
                                           1994    1995    1996    1997    1998    1998    1999
                                           -----   -----   -----   -----   -----   -----   -----
Ratio of earnings to fixed charges.......  6.01x   8.73x   8.99x   8.06x   9.30x   8.81x   9.02x



     These computations include us and our consolidated subsidiaries. For these ratios, "earnings" represents income before taxes plus fixed charges (excluding capitalized interest) and amortization of previously capitalized interest. Fixed charges consists of (1) interest on all indebtedness and amortization of debt discount and expense, (2) capitalized interest and (3) an interest factor attributable to rentals.


                       DESCRIPTION OF THE DEBT SECURITIES

     The debt securities will either be our senior debt securities or our subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and State Street Bank and Trust Company of California, N.A., as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and subordinated indenture are called indentures. The prospectus, together with its prospectus supplement, will describe all the material terms of a particular series of debt securities.


     The following is a summary of the most important provisions and definitions of the indentures. For additional information, you should look at the applicable indenture that is filed as an exhibit to the registration statement which includes the prospectus. In this description of the debt securities, the words "Solectron", "we", "us" or "our" refer only to Solectron Corporation and not to any of our subsidiaries.


GENERAL

     Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

     We are not limited as to the amount of debt securities we may issue under the indentures.

     The prospectus supplement will set forth:

     - whether the debt securities are senior or subordinated,

     - the offering price,

     - the title,

     - any limit on the aggregate principal amount,

     - the person who shall be entitled to receive interest, if other than the record holder on the record date,

     - the date the principal will be payable,

     - the interest rate, if any, the date interest will accrue, the interest payment dates and the regular record dates,


     - the place where payments may be made,



     - any mandatory or optional redemption provisions,


     - if applicable, the method for determining how principal, premium, if any, or interest will be calculated by reference to an index or formula,


     - if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency,



     - the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount,



     - if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount which will be deemed to be the principal amount,



     - any defeasance provisions if different from those described below under "Satisfaction and Discharge -- Defeasance,"



     - any conversion or exchange provisions,



     - whether the debt securities will be issuable in the form of a global security,



     - any subordination provisions if different from those described below under "Subordinated Debt Securities,"



     - any deletions of, or changes or additions to, the events of default or covenants, and



     - any other specific terms of such debt securities.



     Unless otherwise specified in the prospectus supplement:



     - the debt securities will be registered debt securities; and



     - registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or an integral multiple of $1,000.


     Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates.


EXCHANGE AND TRANSFER



     Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

     We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.



     In the event of any potential redemption of debt securities of any series, we will not be required to:



     - issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing, or


     - register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.


     We have initially appointed the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.


GLOBAL SECURITIES


     The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:



     - be registered in the name of a depositary that we will identify in a prospectus supplement,


     - be deposited with the depositary or nominee or custodian, and


     - bear any required legends.



     No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:



     - the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary,



     - an event of default is continuing, or



     - any other circumstances described in a prospectus supplement.



     As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures. Except in the above limited circumstances, owners of beneficial interests in a global security:



     - will not be entitled to have the debt securities registered in their names,



     - will not be entitled to physical delivery of certificated debt securities, and



     - will not be considered to be holders of those debt securities under the indenture.



     Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

     Institutions that have accounts with the depositary or its nominee are referred to as "participants." Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.



     Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants' interests, or any participant, with respect to interests of persons held by participants on their behalf.



     Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary's or any participant's records with respect to beneficial interests in a global security.


PAYMENT AND PAYING AGENTS


     The provisions of this paragraph will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The corporate trust office will be designated as our sole paying agent.



     We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.



     All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed for a period ending the earlier of:



     - 10 business days prior to the date the money would be turned over to the state, or



     - at the end of two years after such payment was due



will be repaid to us. Thereafter, the holder may look only to Solectron for such payment.


CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease its properties and assets substantially as an entirety to, any person, unless:


     - the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other entity,



     - the successor assumes Solectron's obligations on the debt securities and under the indentures,



     - immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing, and


     - certain other conditions are met.

EVENTS OF DEFAULT


     Each indenture defines an event of default with respect to any series of debt securities as one or more of the following events:



     (1) failure to pay principal of or any premium on any debt security of that series when due,



     (2) failure to pay any interest on any debt security of that series for 30 days when due,



     (3) failure to deposit any sinking fund payment when due,



     (4) failure to perform any other covenant in the indenture continued for 60 days after being given the notice required in the indenture,



     (5) our bankruptcy, insolvency or reorganization, and



     (6) any other event of default specified in the prospectus supplement.



     An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.



     If an event of default, other than an event of default described in clause
(5) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately.



     If an event of default described in clause (5) above shall occur, the principal amount of all the debt securities of that series, will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under "Subordinated Debt Securities."



     After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.



     Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.



     A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:



     (1)the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series,



     (2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding, and

     (3) the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.



     Holders may, however, sue to enforce the payment of principal, premium or interest on the debt security on or after the due date without following the procedures listed in (1) through (3) above.



     We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.


MODIFICATION AND WAIVER

     Solectron and the trustee may make modifications and amendments to the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.


     However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:



     - change the stated maturity of any debt security,



     - reduce the principal, premium, if any, or interest on any debt security,



     - reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity,



     - change the place of payment or the currency in which any debt security is payable,



     - impair the right to enforce any payment after the stated maturity or redemption date,



     - if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders,



     - adversely affect the right to convert any debt security, or



     - change the provisions in the indenture that relate to modifying or amending the indenture.



SATISFACTION AND DISCHARGE; DEFEASANCE



     We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.



     Each indenture contains a provision that permits us to elect:



     - to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding; and/or

     - to be released from our obligations under the following covenants and from the consequences of an event of default resulting from a breach of these covenants:



     (1) the limitations on sale and leaseback transactions under the senior indenture,



     (2) the limitations on secured debt under the senior indenture,



     (3) the subordination provisions under the subordinated indenture, and



     (4) covenants as to payment of taxes and maintenance of properties.



     To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action.



     If any of the above events occurs, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.


NOTICES

     Notices to holders will be given by mail to the addresses of the holders in the security register.

GOVERNING LAW


     The indentures and the debt securities will be governed by, and construed under, the law of the State of New York.


REGARDING THE TRUSTEE


     The indentures limit the right of the trustee, should it become a creditor of Solectron, to obtain payment of claims or secure its claims.



     The trustee is permitted to engage in certain other transactions. However, if the trustee, acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.



SENIOR DEBT SECURITIES



     The senior debt securities will be unsecured and will rank equally with all of our other unsecured and non-subordinated senior debt.



     Covenants in the Senior Indenture



     Limitations on Liens. Neither we nor any restricted subsidiary will issue, incur, create, assume or guarantee any secured debt without securing the senior debt securities equally and ratably with or prior to that secured debt unless the sum of the following amounts would not exceed 10% of our consolidated net tangible assets:



     - the total amount of all secured debt that the senior debt securities are not secured equally and ratably with, and



     - the attributable debt in respect of sale and leaseback transactions entered into after the date of the issuance of the debt securities.

     We do include in the above calculation any sale and leaseback transactions described under clause (2) of "Limitation on Sale and Leaseback Transactions" below or any sale and leaseback transactions of principal property in which we or our restricted subsidiary would be able to incur secured debt on the principal property in an amount at least equal to the attributable debt with respect to mortgages permitted under the definition of secured debt.



     Limitations on Sale and Lease-back Transactions. Neither we nor any restricted subsidiary will enter into any lease longer than three years covering any of our principal property or any restricted subsidiary that is sold to any other person in connection with that lease unless either:



     (1) we or any restricted subsidiary would be entitled to incur indebtedness secured by a mortgage on the principal property involved in such transaction at least equal in amount to the attributable debt with respect to the lease, without equally and ratably securing the senior debt securities, pursuant to "Limitation on Liens" described above, or



     (2) an amount equal to the greater of the following amounts is applied 180 days to the retirement of our or any restricted subsidiary's long-term debt or the purchase or development of comparable property:



         a. the net proceeds from the sale;



         b. the fair market value of the property at the time of the sale; or



         c. the attributable debt with respect to the sale and leaseback transaction.



     Definitions



     "attributable debt" with regard to a sale and leaseback transaction means the lesser of:



     (1) the fair market value of such property as determined in good faith by our board of directors, or



     (2) discounted present value of all net rentals under the lease.



     "consolidated net tangible assets" means the total amount of assets, less reserves and other deductible items, after deducting:



     - all current liabilities,



     - all current maturities of debt having more than a 12 month maturity,



     - all capital lease obligations,



     - all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other similar intangibles, other than capitalized unamortized product development costs, and



     - adjustments on account of minority interests of other persons holding stock of our subsidiaries.



     "mortgage" means a mortgage, security interest, pledge, lien, charge or other encumbrance.



     "principal property" means the land, improvements, buildings and fixtures owned by us or a restricted subsidiary located in the United States that constitutes our principal corporate office, any manufacturing plant or any manufacturing facility and has a book value in excess of 1% of our consolidated net tangible assets as of the determination date. Principal property does not include any property that our board of directors has determined not to be of material importance to the business conducted by us and our subsidiaries, taken as a whole.



     "restricted subsidiary" means any subsidiary that owns any principal property. "Restricted subsidiary" does not include:



     - any subsidiary primarily engaged in financing receivables or in the finance business, or



     - any of our less than 80% owned subsidiaries if the common stock of the subsidiary is traded on any national securities exchange or quoted on the Nasdaq National Market or over the counter.



     "secured debt" means any of our debt or any debt of a restricted subsidiary for borrowed money secured by a mortgage on any principal property or any stock or indebtedness of a restricted subsidiary. Secured debt does not include:



     - mortgages on property, shares of stock or indebtedness or other assets of a corporation at the time it becomes a restricted subsidiary,



     - mortgages on property, shares of stock or indebtedness or other assets existing at the time of acquisition by Solectron or a restricted subsidiary (including leases), or mortgages to secure payment of all or any part of the purchase price, or to secure any debt within 180 days after the acquisition thereof, or in the case of property, the completion of construction, improvement or commencement of commercial operation of the property,



     - mortgages to secure indebtedness owing to Solectron or to a restricted subsidiary,



     - mortgages existing at the date of the senior indenture,



     - mortgages on property existing at the time the person is merged or consolidated with us or a restricted subsidiary,



     - mortgages on property at the time of a sale or lease of the properties of a person as an entity or substantially as an entity to us or a restricted subsidiary,



     - mortgages incurred to finance the acquisition or construction of property secured by mortgages in favor of the United States or a political subdivision of the Unites States, or



     - mortgages constituting any extension, renewal or replacement of any mortgage listed above to the extent the mortgage is not increased.



SUBORDINATED DEBT SECURITIES



     The indebtedness evidenced by the subordinated debt securities is subordinated to the extent provided in the subordinated indenture to the prior payment in full of all senior indebtedness, including any senior debt securities.



     Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, payments on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash of all Senior Indebtedness.



     In the event of any acceleration of the subordinated debt securities because of an event of default, holders of any senior indebtedness would be entitled to payment in full in cash of all senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment or distribution.



     We are required to promptly notify holders of senior indebtedness if payment of the subordinated debt securities is accelerated because of an event of default.



     We may also not make payment on the subordinated debt securities if:



     - a default in the payment of designated senior indebtedness occurs and is continuing, or



     - any other default occurs and is continuing with respect to designated senior indebtedness that permits holders of designated senior indebtedness to accelerate its maturity, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the subordinated indenture.



     We may and shall resume payments on the subordinated debt securities:



     - in case of a payment default, when the default is cured or waived, and



     - in case of a nonpayment default, the earlier of when the default is cured or waived or 179 days after the receipt of the payment blockage notice if the maturity of the designated senior indebtedness has not been accelerated.



     No new payment blockage period may start unless:



     - 365 days have elapsed from the effectiveness of the prior payment blockage notice, and



     - all scheduled payments on the subordinated debt securities have been paid in full.



     No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.



     As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of Senior Indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. The subordination provisions will not prevent the occurrence of any event of default under the subordinated indenture.



     If the trustee or any holder receives any payment that should not have been made to them in contravention of subordination provisions before all senior indebtedness is paid in full, then such payment will be held in trust for the holders of senior indebtedness.



     Senior debt securities will constitute senior indebtedness under the subordinated indenture.



     Definitions



     "designated senior indebtedness" means our existing credit agreement and off-balance sheet real estate leases and any of our other senior indebtedness that expressly provides that it is "designated senior indebtedness."



     "indebtedness" means:



     (1) all indebtedness, obligations and other liabilities for borrowed money or evidenced by bonds, debentures, notes or similar instruments, excluding any account payable or accrued current liability incurred in the ordinary course of business in connection with the obtaining of materials or services,



     (2) all obligations with respect to letters of credit, bank guarantees or bankers' acceptances,



     (3) all capitalized lease obligations,



     (4) all off-balance sheet real-estate leases,



     (5) all interest rate or foreign currency agreements,



     (6) all guarantees of clauses (1) through (5),



     (7) any indebtedness or other obligations described in clauses (1) through
         (5) secured by any mortgage, pledge or lien, and



     (8) renewals or amendments of the types of obligations described in clauses
         (1) through (7).



     "senior indebtedness" means the principal, premium, if any, interest, fees, costs, expenses and other amounts on our indebtedness. Senior indebtedness shall not include:



     - indebtedness that expressly states that it is not senior to or expressly states that it is same rank or junior to the subordinated debt securities,



     - any indebtedness to any of our majority-owned subsidiaries,



     - the 7 3/8% Senior Notes due 2006, and



     - the Liquid Yield Option Notes (Zero Coupon-Senior) due 2019.



     "subsidiary" means:



     - any corporation of which more than 66 2/3% is owned by us or by one or more or our other subsidiaries, and



     - any partnership of which more than 66 2/3% of the equity capital or profit interest is owned by us or by one or more of our other subsidiaries.


                          DESCRIPTION OF CAPITAL STOCK


     Our authorized capital stock consists of 401,200,000 shares. Those shares consist of (1) 400,000,000 shares designated as common stock, $0.001 par value, and (2) 1,200,000 shares designated as preferred stock, $0.001 par value. The only equity securities currently outstanding are shares of common stock. As of February 28, 1999, there were approximately 238,600,000 shares of common stock issued and outstanding.


COMMON STOCK

     Holders of common stock are entitled to receive dividends declared by the Board of Directors, out of funds legally available for the payment of dividends, subject to the rights of holders of preferred stock. Currently, we are not paying a dividend. Each holder of common stock is entitled to one vote per share. Upon any liquidation, dissolution or winding up of our business, the holders of common stock are entitled to share equally in all assets available for distribution after payment of all liabilities and provision for liquidation preference of shares of preferred stock then outstanding. The holders of common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to the common stock.

     All outstanding shares of common stock are fully paid and nonassessable.


     Our common stock is listed on the New York Stock Exchange under the symbol "SLR." The transfer agent and registrar for the common stock is Boston Equiserve Limited Partnership.


PREFERRED STOCK

     The following description of preferred stock and the description of the terms of a particular series of preferred stock that will be set forth in the related prospectus supplement are not complete. These descriptions are qualified in their entirety by reference to the certificate of designation relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series. The prospectus supplement also will contain a description of certain United States federal income tax consequences relating to the purchase and ownership of the series of preferred stock that is described in the prospectus supplement.


     As of February 28, 1999, there were no shares of preferred stock outstanding. The Board of Directors has the authority, without further action by the stockholders, to issue up to 1,200,000 shares of preferred stock in one or more series and to fix the following terms of the preferred stock:



     - designations, powers, preferences, privileges,


     - relative participating, optional or special rights, and

     - the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences.

Any or all of these rights may be greater than the rights of the common stock.

     The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Solectron or make it more difficult to remove our management. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock.

     The prospectus supplement will specify:

     - the maximum number of shares,

     - the designation of the shares,

     - the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative,

     - the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums,


     - the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of Solectron's affairs,

     - any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund,

     - the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment,

     - the voting rights, and

     - any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

     Preferred stock will be fully paid and nonassessable upon issuance. The preferred stock or any series of preferred stock may be represented, in whole or in part, by one or more global certificates, which will have an aggregate principal amount equal to that of the preferred stock represented by the global certificate.

     Each global certificate will:

     - be registered in the name of a depositary or a nominee of the depositary identified in the prospectus supplement,

     - be deposited with such depositary or nominee or a custodian for the depositary, and

     - will bear a legend regarding the restrictions on exchanges and registration of transfer and any other matters as may be provided for under the certificate of designation.

DELAWARE GENERAL CORPORATION LAW SECTION 203


     We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" transaction with an "interested stockholder" for a period of three years after the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner, as described below.


     The Section 203 restrictions do not apply if:

     (1) the business combination or transaction is approved by our Board of Directors before the date the interested stockholder obtained such status,


     (2) upon consummation of the transaction which resulted in the stockholder obtaining such status, the stockholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors (the "voting stock") that are outstanding at the time the transaction commenced. The 85% calculation does not include those shares


          - owned by directors who are also officers of the target corporation, and

          - held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer, or

          - on or after the date the interested stockholder obtained such status, the business combination is approved by our Board of Directors and at a stockholder meeting by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.


     Generally, a "business combination" includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. Section 203 may prohibit or delay mergers or other takeover or change in control attempts with respect to Solectron. As a result, Section 203 may discourage attempts to acquire us even though such transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.


                              PLAN OF DISTRIBUTION

     We may sell the Securities separately or together:

     - through one or more underwriters or dealers in a public offering and sale by them,

     - directly to investors, or

     - through agents.

     We may describe the Securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time:

     - at market prices prevailing at the times of sale,

     - at prices related to such prevailing market prices, or

     - at negotiated prices.

     We will describe the method of distribution of the Securities in the prospectus supplement.

     Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of Securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

     We may grant underwriters who participate in the distribution of Securities an option to purchase additional Securities to cover over-allotments, if any, in connection with the distribution.

     All debt securities will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of debt securities may make a market in the debt securities. However, they are not obligated to make a market and may discontinue market making activity at any time. No assurance can be given as to the liquidity of the trading market for any debt securities.

     Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

                                 LEGAL MATTERS


     The validity of the issuance of Solectron's Securities offered by this prospectus will be passed upon for Solectron by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.


                                    EXPERTS

     The consolidated financial statements and schedule of Solectron Corporation as of August 31, 1998 and 1997, and for each of the years in the three-year period ended August 31, 1998 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The aggregate estimated (other than the registration fee) expenses to be paid by the Registrant in connection with this offering are as follows:


Securities and Exchange Commission registration fee.........  $  278,000
Trustee's fees and expenses.................................      25,000
Accounting fees and expenses................................      75,000
Legal fees and expenses.....................................     250,000
Printing and engraving......................................      50,000
Blue sky fees and expenses..................................      20,000
Transfer agent fees and expenses............................      25,000
Rating agencies' fees.......................................     650,000
Miscellaneous...............................................      20,000
                                                              ----------
          Total.............................................  $1,393,000
                                                              ==========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS OF SOLECTRON

     CERTIFICATE OF INCORPORATION

     Article 11 of our Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, as the same now exists or may hereafter be amended, a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

     - for any breach of their duty of loyalty to the corporation or its stockholders,

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

     - for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

     - for any transaction from which the director derived an improper personal benefit.

BYLAWS

     Article VI of our Bylaws provides that we:

     - will indemnify each director and officer who is or was a director or officer of the corporation, who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or who was a director or officer of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation, and

     - may indemnify any person, other than directors and officers, who is or was an employee or agent of the corporation, who is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or who was an employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation against expenses, including attorneys' fees, judgments, fines and other amounts actually and reasonably incurred in connection with any proceeding.


     Unless indemnification is mandated by law or the order, judgment or decree of any court of competent jurisdiction, we shall not indemnify any person if such indemnification

     - would be inconsistent with a provision of our Certificate of Incorporation, Bylaws, a resolution of the stockholders or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification, or

     - would be inconsistent with any condition expressly imposed by a court in approving a settlement.

     Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification. We currently maintain liability insurance for our officers and directors.


     We have entered into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our Certificate of Incorporation and Bylaws. These agreements, among other things, indemnify our directors and officers for certain expenses, including attorney's fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Solectron, arising out of such person's services as a director or officer of Solectron, any subsidiary of Solectron or any other company or enterprise to which the person provides services at the request of Solectron.


     The form(s) of proposed Underwriting Agreement(s) to be filed as (an) Exhibit(s) hereto or incorporated by reference herein may include provisions regarding the indemnification of our officers and directors by the several Underwriters.

ITEM 16. EXHIBITS

     The following exhibits are filed herewith or incorporated by reference herein:


EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
  1.1     Form of Underwriting Agreement.*
  3.1     Certificate of Incorporation.(1)
  3.2     Bylaws.(1)
  4.1     Form of Senior Indenture.
  4.2     Form of Subordinated Indenture.**
  4.3     Form of Senior Debt Security (included in Exhibit 4.1).
  4.4     Form of Subordinated Debt Security (included in Exhibit
          4.2).**
  5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.
 12.1     Computation of Ratio of Earnings to Fixed Charges.
 23.1     Consent of KPMG LLP, independent auditors.
 23.2     Consent of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation (included in Exhibit 5.1).

EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
 24.1     Power of Attorney of certain directors and officers of
          Solectron Corporation (see page II-6 of initial filing of
          this Form S-3).**
 25.1     Form T-1 Statement of Eligibility of Trustee for Senior
          Indenture under the Trust Indenture Act of 1939.**
 25.2     Form T-1 Statement of Eligibility of Trustee for
          Subordinated Indenture under the Trust Indenture Act of
          1939.**

-------------------------
  * To be filed by amendment or by a report on Form 8-K pursuant to Section 601 of Regulation S-K.

 ** Previously filed.

*** To be filed by amendment.


(1) Incorporated by reference to Solectron's Annual Report on Form 10-K for the fiscal year ended August 31, 1998 and Quarterly Report on Form 10-Q for the quarter ended February 28, 1999.


ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (a) To include any prospectus required by Section 10(a)(3) of the Securities Act,


        (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement,


        (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;


provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.


     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on May 19, 1999.


                                          SOLECTRON CORPORATION

                                          By:      /s/ KOICHI NISHIMURA
                                             -----------------------------------
                                                   Koichi Nishimura, Ph.D.
                                             President, Chief Executive Officer
                                                  and Chairman of the Board

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                       NAME                                   TITLE                DATE
                       ----                                   -----                ----
               /s/ KOICHI NISHIMURA                      President, Chief      May 19, 1999
---------------------------------------------------   Executive Officer and
              Koichi Nishimura, Ph.D.                        Chairman
                                                           of the Board

                 /s/ SUSAN S. WANG                   Chief Financial Officer   May 19, 1999
---------------------------------------------------  (Principal Financial and
                   Susan S. Wang                       Accounting Officer),
                                                      Senior Vice President
                                                          and Secretary

                         *                                   Director          May 19, 1999
---------------------------------------------------
                  Winston H. Chen

                         *                                   Director          May 19, 1999
---------------------------------------------------
                Richard A. D'Amore

                         *                                   Director          May 19, 1999
---------------------------------------------------
               Charles A. Dickinson

                         *                                   Director          May 19, 1999
---------------------------------------------------
                  Heinz Fridrich

                         *                                   Director          May 19, 1999
---------------------------------------------------
             Philip V. Gerdine, Ph.D.

                         *                                   Director          May 19, 1999
---------------------------------------------------
                 William A. Hasler

                       NAME                                   TITLE                DATE
                       ----                                   -----                ----
                         *                                   Director          May 19, 1999
---------------------------------------------------
            Kenneth E. Haughton, Ph.D.

                         *                                   Director          May 19, 1999
---------------------------------------------------
                Paul R. Low, Ph.D.

                         *                                   Director          May 19, 1999
---------------------------------------------------
                   Osamu Yamada

              *By: /s/ SUSAN S. WANG
  ----------------------------------------------
          Susan S. Wang, Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
  1.1     Form of Underwriting Agreement.*
  3.1     Certificate of Incorporation.(1)
  3.2     Bylaws.(1)
  4.1     Form of Senior Indenture.
  4.2     Form of Subordinated Indenture.**
  4.3     Form of Senior Debt Security (included in Exhibit 4.1).
  4.4     Form of Subordinated Debt Security (included in Exhibit
          4.2).**
  5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.
 12.1     Computation of Ratio of Earnings to Fixed Charges.
 23.1     Consent of KPMG LLP, independent auditors.
 23.2     Consent of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation (included in Exhibit 5.1).
 24.1     Power of Attorney of certain directors and officers of
          Solectron Corporation (see page II-6 of initial filing of
          this Form S-3).**
 25.1     Form T-1 Statement of Eligibility of Trustee for Senior
          Indenture under the Trust Indenture Act of 1939.**
 25.2     Form T-1 Statement of Eligibility of Trustee for
          Subordinated Indenture under the Trust Indenture Act of
          1939.**


-------------------------
  * To be filed by amendment or by a report on Form 8-K pursuant to Section 601 of Regulation S-K.

 ** Previously filed.

*** To be filed by amendment.


(1) Incorporated by reference to Solectron's Annual Report on Form 10-K for the fiscal year ended August 31, 1998 and Quarterly Report on Form 10-Q for the quarter ended February 28, 1999.